Exhibit 99.1

                                              CAI WIRELESS SYSTEMS, INC.
FOR IMMEDIATE RELEASE
Investor Relations Contact:                   Company Contact:
Jason Thompson                                Jared Abbruzzese, CEO
Lippert/Heilshorn & Associates                518/462-2632
212/838-3777


                     CAI WIRELESS SYSTEMS, INC. ANNOUNCES
                   1996 SECOND QUARTER AND SIX-MONTH RESULTS


     Albany,  NY, November 5, 1996 - CAI Wireless Systems, Inc. ("CAI") (NASDAQ
NM: CAWS) today announced results for the second quarter and six months ended September 30, 1996.

     For the second quarter ended September 30, 1996, sales increased 135% to $9,183,000, versus $3,900,000 for the comparable year-ago quarter, primarily due to system acquisitions. Operating loss before depreciation and amortization for the most recent quarter decreased 9% to $(2,863,000), versus $(3,145,000) for comparable year-ago quarter. Net loss for the most recent quarter was $(19,857,000) or $(0.57) per common share, versus $(7,708,000), or $(0.48) per common share, for the comparable year-ago quarter.

     For the six months ended September 30, 1996, sales increased 134% to $18,488,000 versus $7,892,000 for the six months ended September 30, 1995, primarily due to system acquisitions. Operating loss before depreciation and amortization decreased 24% to $(4,939,000) versus $(6,509,000) for the comparable year-ago period. Net loss for the most recent six months was $(36,477,000), or $(1.08) per common share, versus $(15,214,000) or $(0.98) per common share, for the six months ended September 30, 1995.

     "CAI continues to improve its operating results while testing the digital transport systems in Boston and Norfolk, developing the internet access product in Rochester, and pursuing the development of two-way applications for its MMDS frequencies," said John Prisco, President Chief Operating Officer of CAI.

     CAI currently operates six wireless cable systems in New York City, Rochester and Albany, NY; Philadelphia, PA; Washington, DC, and Norfolk/Virginia Beach, VA and has a portfolio of wireless cable channel rights in eight additional markets, including Long Island, Buffalo and Syracuse, NY; Boston, MA; Providence, RI, Hartford, CT; Baltimore, MD, and Pittsburgh, PA. In addition, CAI owns approximately 54% of CS Wireless Systems, Inc., ("CS Wireless") which is jointly owned by Heartland Wireless Communications, Inc. CS Wireless has, on a pro forma basis for announced transactions, approximately
7.2 million line-of-sight ("LOS") households and 77,500 subscribers in 17 markets located primarily in the Midwest and Southwest regions of the United States.


                               - tables follow -

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)


                                                             Three Months Ended,
                                                  September 30,                September 30,
                                                       1996                         1995

REVENUES                                          $  9,183,000                 $  3,900,000
EXPENSES:
  Programming and license fees                       3,967,000                    1,799,000
  Marketing                                            652,000                      719,000
  General and administrative                         7,427,000                    4,527,000

                                                    12,046,000                    7,045,000

  OPERATING LOSS BEFORE DEPRECIATION
      AND AMORTIZATION                              (2,863,000)                  (3,145,000)

Depreciation and amortization                        8,455,000                    2,981,000

  OPERATING LOSS                                   (11,318,000)                  (6,126,000)

OTHER INCOME (EXPENSE):
  Equity in net loss of affiliate                   (4,800,000)                           -
  Other income                                       1,905,000                      244,000
  Interest expense                                 (10,144,000)                  (1,868,000)

                                                   (13,039,000)                  (1,624,000)
  LOSS BEFORE PROVISION FOR
    INCOME TAXES                                   (24,357,000)                  (7,750,000)

Provision for income tax benefit                     4,500,000                            -

  LOSS BEFORE MINORITY INTEREST                    (19,857,000)                  (7,750,000)

Minority interest                                            -                       42,000

  NET LOSS                                        $(19,857,000)                 $(7,708,000)

  LOSS PER COMMON SHARE                               $(0.57)                       $(0.48)

Weighted average common shares
  outstanding                                       40,384,787                   16,725,006


                                   - more -

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)


                                                                Six Months Ended,

                                                         September 30,        September 30,
                                                             1996                 1995

REVENUES                                                 $  18,488,000        $  7,892,000

EXPENSES:
  Programming and license fees                               7,860,000           3,464,000
  Marketing                                                  1,226,000           1,765,000
  General and administrative                                14,341,000           9,172,000

                                                            23,427,000          14,401,000

  OPERATING LOSS BEFORE DEPRECIATION
    AND AMORTIZATION                                        (4,939,000)         (6,509,000)

Depreciation and amortization                               16,550,000           5,590,000

   OPERATING LOSS                                          (21,489,000)        (12,099,000)

OTHER INCOME (EXPENSE):

  Equity in net loss of affiliate                           (7,800,000)                  -
  Other income                                               4,117,000             371,000
  Interest expense                                         (20,305,000)         (3,808,000)

                                                           (23,988,000)         (3,437,000)
  LOSS BEFORE PROVISION FOR
    INCOME TAXES                                           (45,477,000)        (15,536,000)

Provision for income tax benefit                             9,000,000                   -

  LOSS BEFORE MINORITY INTEREST                            (36,477,000)        (15,536,000)

Minority interest                                                    -             322,000

  NET LOSS                                                $(36,477,000)       $(15,214,000)

  LOSS PER COMMON SHARE                                       $(1.08)             $(0.98)

Weighted average common shares
  outstanding                                               39,638,851          16,321,674
